                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant / /
    Filed by a Party other than the Registrant / /
    Check the appropriate box:
    / /  Preliminary Proxy Statement       / /  Confidential, for
    /X/  Definitive Proxy Statement             Use of Commission Only
    / /  Definitive Additional                  (as permitted by
         Materials
    / /  Soliciting Material Pursuant           Rule 14a-6(e)(2))
         to
         Rule 14a-11(c) or Rule 14a-12

                           ETHAN ALLEN INTERIORS INC.
                (Name of Registrant as Specified in its Charter)

                           ETHAN ALLEN INTERIORS INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1)  Title of each class of securities to which transaction applies:
     2)  Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:
/ /  Fee paid previously with preliminary materials:
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                           ETHAN ALLEN INTERIORS INC.

                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                                                                 October 2, 1998

Dear Shareholder:

    You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Ethan Allen Interiors Inc. This meeting will be held at the Ethan Allen Home Interiors Store at 2046 West Main Street, Stamford, Connecticut 06902 at 8:30 A.M. local time, on Monday, November 16, 1998.

    You will find information about the meeting in the enclosed Notice and Proxy Statement.

    Your vote is very important and we hope you will be able to attend the meeting. To ensure your representation at the meeting, even if you anticipate attending in person, we urge you to mark, sign, date and return the enclosed proxy card. If you attend, you will, of course be entitled to vote in person.

Sincerely,

/s/ M. Farooq Kathwari

M. Farooq Kathwari

Chairman of the Board,

Chief Executive Officer and

President

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF
ETHAN ALLEN INTERIORS INC.

    The annual meeting of the shareholders of Ethan Allen Interiors Inc. will be held at the Ethan Allen Home Interiors Store at 2046 West Main Street, Stamford, Connecticut 06902 on Monday, November 16, 1998 at 8:30 A.M., local time, for the purpose of considering and acting upon the following:

    1.  The election of directors;

    2. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the 1999 fiscal year;

    3. Approval of an Amendment to the 1992 Stock Option Plan to award options to purchase 3,000 shares of Common Stock to the Independent Directors;

    4. Approval of an Amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 70,000,000 to 150,000,000; and

    5.  Such other business as may properly come before the meeting.

    The Board of Directors has fixed September 25, 1998 as the record date for determining shareholders entitled to notice of and to vote at the meeting. Shareholders are requested to mark, sign, date and return the enclosed proxy card. An envelope is provided requiring no postage for mailing in the United States. Your prompt response will be appreciated.

                                          Roxanne Khazarian
                                          Secretary

October 2, 1998
Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811

                                PROXY STATEMENT

    The Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of Ethan Allen Interiors Inc., a Delaware corporation ("Company"), of proxies for use at the 1998 Annual Meeting of Shareholders of the Company to be held on November 16, 1998 and any adjournment thereof (the "Annual Meeting"). The Proxy Statement and accompanying form of proxy are first being mailed to shareholders on or about October 2, 1998.

                   VOTING SECURITIES; PROXIES; REQUIRED VOTE

VOTING SECURITIES

    The Board of Directors has fixed the close of business on September 25, 1998 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had outstanding 27,561,774 shares of common stock, par value $.01 per share (the "Common Stock"). The holders of Common Stock are entitled to notice of and to vote at the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

PROXIES

    M. Farooq Kathwari, Horace G. McDonell and Edward H. Meyer, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve in such capacity. Each properly executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each shareholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt of the Secretary of the Company of either
(i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

    The Holders of at least one third of the outstanding shares of Common Stock represented in person or by proxy will constitute a quorum at the Annual Meeting. At the Annual Meeting, the vote of a majority in interest of the shareholders present in person or by proxy and entitled to vote thereon is required to elect directors, ratify the appointment of KPMG Peat Marwick LLP as the independent auditors of the Company's consolidated financial statements for the fiscal year ending June 30, 1999, amend the 1992 Stock Option Plan and amend the Certificate of Incorporation.

    The election inspectors appointed for the meeting will tabulate the votes cast in person or by proxy at the Annual Meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors is presently composed of six members. There is currently a vacancy on the Board of Directors as Mr. Steven A. Galef passed away during 1998. The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term. The term of the Directors in one class, which is composed of three Directors, expires as of the Annual Meeting.

    Three Directors, Clinton A. Clark, Kristin Gamble and Edward H. Meyer, are nominated for election at the Annual Meeting, each to a term as Director for three years. If for any reason any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee. It is not anticipated that any nominee will be unavailable for election.

    The following sets forth information as to the nominees for election at the Annual Meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of the Company.

NOMINEES FOR ELECTION AT THIS MEETING TO A TERM EXPIRING IN 2001

    CLINTON A. CLARK, 56, was elected as a director of the Company on June 30, 1989. He was Chairman, President and Chief Executive Officer of Long John Silver's Restaurants, Inc. from 1990 through September 30, 1993. He is President and sole stockholder of Ironwood Equity Inc., a private investment company, since he founded the company in 1990. He has been the President and sole stockholder of CAC Investments, Inc., a private investment company, since he founded the company in January 1986. Prior to founding CAC Investments, Inc., Mr. Clark was President and Chief Executive Officer of The Children's Place, a retail chain selling children's apparel, which he founded in 1968. He is a director of Silver Diner Development Inc. Mr. Clark is also an investor and director of several private companies. He is a member of the Audit Committee.

    KRISTIN GAMBLE, 52, was elected as a director of the Company on July 28, 1992. Since 1984, she has been President of Flood, Gamble Associates, Inc., which is an investment counseling firm. Ms. Gamble was Senior Vice President responsible for equity strategy and economic research with Manufacturers Hanover Trust Company from 1981 to 1984 and prior to that held various management positions with Manufacturers Hanover (1977-1981), Foley, Warendorf & Co., a brokerage firm (1976-1977), Rothschild, Inc. (1971-1976) and Merrill, Lynch, Pierce, Fenner & Smith (1968-1971). Since May 10, 1995, she has served as a member of the Board of Trustees of Federal Realty Investment Trust. She is a member of the Audit Committee and the Compensation Committee.

    EDWARD H. MEYER, 71, was elected as a director of the Company on May 30, 1991. He is President, Chairman of the Board, and Chief Executive Officer of Grey Advertising Inc. Mr. Meyer joined Grey Advertising in 1956 and in 1964 was appointed Executive Vice President for Account Services. He was elected President in 1968 and Chief Executive Officer and Chairman of Grey Advertising in 1970. Grey Advertising performs advertising services for Ethan Allen. See "Certain Transactions". Mr. Meyer is a Director of a number of outside business and financial organizations, including The May Department Stores Company, Bowne & Co., Inc., Harman International Industries, Inc. and 31 mutual funds advised by Merrill Lynch Asset Management, Inc. He is chairman of the Compensation Committee.

DIRECTORS WHOSE PRESENT TERM WILL CONTINUE UNTIL 1999

    M. FAROOQ KATHWARI, 54, was elected as a director of Ethan Allen in 1981, was appointed President and Chief Operating Officer in 1985 and was appointed to the additional position of Chairman and Chief

Executive Officer of the Company and Ethan Allen in September 1988. In 1973, Mr. Kathwari formed a joint venture company called KEA International Inc. with Ethan Allen to develop home furnishings product programs such as lighting, floor coverings, decorative accessories and other related programs. In 1980, KEA International Inc. merged with Ethan Allen and Mr. Kathwari joined Ethan Allen as a Vice President responsible for merchandising and international operations. He was promoted to Senior Vice President in 1981, to Executive Vice President in 1983, and to President in 1985. From 1968 to 1973 he was Vice President of Rothschild, Inc. Mr. Kathwari is a past director of the American Furniture Manufacturer's Association and is currently a director of the National Retail Federation.

    HORACE G. MCDONELL, 69, was elected as a director of the Company on May 30, 1991. He retired as Chairman and Chief Executive Officer of the Perkin-Elmer Corporation in November 1990. Mr. McDonell served in a number of marketing and executive positions in that company. He was elected President in 1980, Chief Executive Officer in 1984, and Chairman in 1985. He is a past Chairman of the American Electronics Association and a past director of Danbury Health Systems. He presently serves as a director of Hubbell Inc. He is Chairman of the Audit Committee.

DIRECTORS WHOSE PRESENT TERM WILL CONTINUE UNTIL 2000

    WILLIAM W. SPRAGUE, 40, was initially elected as a director of the Company on June 30, 1989. He was previously designated as a Preferred Stock Director of the Company until the Company redeemed its Preferred Stock. In February 1996, Mr. Sprague founded Crest Communications Holdings LLC, a private investment firm focusing on the media and telecommunications industries. Prior to that, he was a managing Director of Smith Barney Inc. from 1991, and a Vice President since April 1989. Prior to April 1989, Mr. Sprague was a Vice President of Kidder, Peabody & Co., Incorporated, which he joined in September 1984. Mr. Sprague is also a Director of CS Wireless Systems, Inc. and several private companies. He is a member of the Audit Committee.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY CARD.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During fiscal year 1998, there were four regularly scheduled meetings of the Board of Directors. Average attendance at the aggregate number of Board and Committee meetings was 92% in fiscal 1998 and no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and committees on which he or she served.

    The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. Committee memberships of each nominee and continuing director are set forth in their biographical information above.

AUDIT COMMITTEE

    The Audit Committee recommends the appointment of a firm of independent public accountants to audit the Company's financial statements, as well as reviews and approves the scope, purpose and type of audit services to be performed by the external auditors. The Audit Committee reviews internal auditing and internal controls. No member of the Audit Committee may be an employee of the Company or of Ethan Allen Inc. The Audit Committee held four meetings during fiscal 1998.

COMPENSATION COMMITTEE

    The duties of the Compensation Committee are to (i) review and make determinations with regard to the employment arrangements, and compensation for the Chief Executive Officer, President and Chief

Financial Officer or Treasurer and (ii) consider and accept, modify or reject the Chief Executive Officer's recommendations as to incentive compensation for executives and employees. No member of the Compensation Committee may be an employee of the Company or of Ethan Allen Inc. The Compensation Committee held two meetings in fiscal 1998.

DIRECTOR COMPENSATION

    For Fiscal Year 1998, all independent directors (meaning directors who are not executives or employees of the Company or associated with any "interested person" as referred to in Article Fifth of the Certificate of Incorporation) received $8,000 per annum and $2,500 per meeting of the Board of Directors. Each Chairman of a Committee who is an independent director received an additional $6,000 per annum. Each independent director received $1,000 for each committee meeting of the Board of Directors held on a date on which a meeting of the Board of Directors was not held. In addition, independent directors are eligible for awards of options and stock appreciation rights under the Company's 1992 Stock Option Plan. Pursuant to such plan 4,000 options were awarded in fiscal 1998.

    For fiscal year 1999, all independent directors will receive $8,000 per annum and $2,500 per meeting of the Board of Directors. Each Chairman of a Committee who is an independent director will receive an additional $6,000 per annum. Each independent director will receive $1,000 for each committee meeting of the Board of Directors held on a date on which a meeting of the Board of Directors is not held. In addition, independent directors will be eligible for awards of options and stock appreciation rights under the Company's 1992 Stock Option Plan.

CERTAIN TRANSACTIONS

    Kristin Gamble, Steven Galef (since deceased) and Edward Meyer served as members of the Compensation Committee of the Board of Directors of the Company for fiscal year 1998. Clinton Clark, Kristin Gamble, Horace G. McDonell and William W. Sprague served as members of the Audit Committee of the Board of Directors of the Company for fiscal year 1997. Mr. Meyer is Chairman and President of Grey Advertising, which received approximately $1,039,800 for the performance of advertising services for Ethan Allen in fiscal 1998.

    The Company is party to indemnification agreements with each of the members of the Board of Directors pursuant to which the Company has agreed to indemnify and hold harmless each director from liabilities incurred as a result of such director's status as a director of the Company, subject to certain limitations.

EXECUTIVE OFFICERS

    Set forth below is a description of the business experience of each executive officer, other than Mr. Kathwari, of the Company:

    THOMAS SWANSTON, 65, joined the Company as Vice President-Business Development in July 1993. Mr. Swanston, who has over 30 years of experience in the home furnishings industry, is responsible for Ethan Allen's dealer relationships, and store development. Mr. Swanston operated his own managerial consulting firm prior to joining Ethan Allen and has held various management positions with home furnishings manufacturing companies including Ethan Allen, where he previously served as Vice President of Marketing from 1970 to 1975.

    LENORA W. KIRKLEY, 41, serves as Vice President of Corporate Communications and Advertising. She is responsible for the Advertising, Public Relations, Consumer Finance, and Retail Services and Education divisions of the Company. Ms. Kirkley joined the Company as Retail Advertising Manager in May 1988. Prior to joining the Company, she held various account management positions with Grey Advertising Inc., and Doyle Dane Bernbach, Inc., New York Advertising Agencies.

    CRAIG W. STOUT, 48, was appointed Vice President, Merchandising and Product Development in 1995. He is responsible for the product management and design/development of wood furniture products and the hard accent programs. Mr. Stout joined Ethan Allen in 1972 and has held various marketing, merchandising and product development positions.

    MARGARET MCLINDEN, 46, joined the company in 1977 as a designer in Store Planning. She was appointed Vice President of Store Planning in 1993. She has been responsible for the overall design supervision of all New Stores and Remodeling of Ethan Allen stores worldwide. She was also appointed Vice President of International Marketing Services in 1995 and Vice President of Upholstery/Softgoods Merchandising in 1997.

SECURITY OWNERSHIP OF COMMON STOCK OF CERTAIN OWNERS AND MANAGEMENT

    The following table sets forth, as of June 30, 1998, except as otherwise noted, information with respect to beneficial ownership of the Common Stock on a fully-diluted basis in respect of (i) each director and executive officer of the Company named in the table below under "Executive Compensation--Summary Compensation Table", (ii) all directors and executive officers of the Company as a group and (iii) based on information available to the Company and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Act of 1934, as amended (the "Exchange Act"), each person or entity that beneficially owned (directly or together with affiliates) more than 5% of the Common Stock. The Company believes that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

                                                                            SHARES
NAME AND ADDRESS OF                                                      BENEFICIALLY            COMMON STOCK
  BENEFICIAL OWNER                                                         OWNED(1)         PERCENTAGE OWNERSHIP(1)
-------------------------------------------------------------------  --------------------  -------------------------
DIRECTORS AND EXECUTIVE OFFICERS:
M. Farooq Kathwari(2)..............................................         3,440,947                   11.2%
Horace G. McDonell(3)..............................................            29,000                      *
Edward H. Meyer(4).................................................            28,240                      *
Margaret McLinden(5)...............................................            24,952                      *
Kristin Gamble(6)..................................................            22,200                      *
Craig W. Stout(7)..................................................            19,186                      *
Lenora W. Kirkley(8)...............................................            15,500                      *
William W. Sprague(9)..............................................            14,266                      *
Thomas R. Swanston(10).............................................             5,500                      *
Clinton A. Clark(11)...............................................             4,000                      *
All executive officers and directors as a
  group(2)(3)(4)(5)(6)(7)(8)(9)(10)(11)............................         3,603,791                   11.7%

OTHER PRINCIPAL STOCKHOLDERS:
None

------------------------

*   Indicates beneficial ownership of less than 1% of shares of Common Stock

(1) Information presented herein reflects share ownership on a fully-diluted basis and assumes the outstanding Management Warrants, Incentive Options and options granted under the 1992 Stock Option Plan are exercised, whether or not currently vested, earned or exercisable.

(2) Includes (a) 1,278,344 shares owned by Mr. Kathwari; (b) 152,302 shares issuable upon exercise of Incentive Options; (c) 360,301 shares of the Ethan Allen Retirement Plan which are also subject to proxies granted to Mr. Kathwari; and (d) 1,650,000 shares issuable upon exercise of stock options granted under the Incentive Option and the 1992 Stock Option Plans. Mr. Kathwari has also been granted 28,000 Stock Units thus far under the New Employment Agreement. See "Executive Compensation-- Compensation for the Chief Executive Officer for Fiscal 1998."

(3) Includes options and warrants to purchase 17,000 shares of Common Stock. Mr. McDonnell's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(4) Includes options and warrants to purchase 17,000 shares of Common Stock. Mr. Meyer's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(5) Includes options and warrants to purchase 20,752 shares of Common Stock. Ms. McLinden's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(6) Includes options and warrants to purchase 17,000 shares of Common Stock. Ms. Gamble's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(7) Includes options and warrants to purchase 19,186 shares of Common Stock. Mr. Stout's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(8) Includes options and warrants to purchase 15,500 shares of Common Stock. Ms. Kirkley's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(9) Includes options and warrants to purchase 4,000 shares of Common Stock. Mr. Sprague's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(10) Includes options and warrants to purchase 5,500 shares of Common Stock. Mr. Swanston's address is Ethan Allen Drive, Danbury, Connecticut 06811.

(11) Includes options and warrants to purchase 4,000 shares of Common Stock. Mr. Clark's address is Ethan Allen Drive, Danbury, Connecticut 06811.

                                   PROPOSAL 2
                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

    Subject to shareholder ratification, the Board of Directors has appointed KPMG Peat Marwick LLP as the independent auditors of the Company for the fiscal year ending June 30, 1999. KPMG were the independent auditors for the Company for the fiscal year ended June 30, 1998. Representatives of KPMG will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 1999, WHICH IS DESIGNATED AS PROPOSAL NO.2 ON THE ENCLOSED PROXY CARD.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, as to the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer, information concerning all cash compensation paid or accrued for services rendered in all capacities to the Company during the fiscal years ended June 30, 1998, 1997 and 1996. For a description of the terms of employment agreements, option and restricted stock grants for the listed officers, see pages 8 through 13.

                                                                                    LONG TERM
                                        ANNUAL COMPENSATION                         COMPENSATION AWARDS(2)
                                -----------------------------------   RESTRICTED     SECURITIES UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR       SALARY       BONUS      STOCK AWARDS   OPTIONS/WARRANTS GRANTED  COMPENSATION(1)
------------------------------  ---------  ----------  ------------  -------------  ------------------------  ----------------
M. Farooq Kathwari............       1998  $  700,000  $  1,670,000       20,000             1,000,000          $    637,189
Chairman of the Board of             1997     550,000       819,000       20,000                    --                63,452
  Directors,                         1996     475,000       500,000       20,000               480,000                17,793
  President and Chief
  Executive Officer
Thomas Swanston...............       1998     153,077        55,000       --                     2,500                 2,440
Vice President and General           1997     140,038        50,000       --                     2,000                 1,713
  Manager                            1996     140,000        35,000       --                     3,000                 2,379
  Business Development
Lenora W. Kirkley.............       1998     147,115        55,000       --                     3,500                 6,206
Vice President, Corporate            1997     133,076        50,000       --                     2,000                 4,452
  Communications and                 1996     122,885        35,000       --                     3,000                 3,205
  Advertising
Craig W. Stout................       1998     124,615        55,000       --                     1,500                 9,281
Vice President, Merchandising        1997     114,038        35,000       --                     2,000                 7,041
  and                                1996     102,692        25,000       --                     2,000                 2,260
  Product Development
Margaret McLinden.............       1998     120,192        55,000       --                     3,000                20,744
Vice President, Int'l                1997      98,077        40,000       --                     2,000                13,576
  Marketing Services                 1996      88,539        25,000       --                     2,000                 4,871
  and Upholstery/ Softgoods
  Merchandising

------------------------

(1) Includes contributions by Ethan Allen of up to $600 each pursuant to Ethan Allen's 401(k) Savings Plan plus amounts accruing to each individual as a participant in the Company's Retirement Program. In addition, Mr. Kathwari's compensation includes: (a) $556,800 from the vesting of shares of restricted stock granted on July 27, 1994, (b) $78,249 from the Ethan Allen Profit Sharing Plan and (c) $1,540 from dividends on Stock Units granted on July 1, 1997.

INCENTIVE STOCK OPTION GRANTS DURING FISCAL YEAR 1998

    The following table sets forth information concerning grants of incentive options to the named executive officers during the fiscal year ended June 30, 1998.

                                                             INDIVIDUAL GRANTS (1)                         POTENTIAL
                                                ------------------------------------------------        REALIZED VALUE
                                                             % OF TOTAL                                AT ASSUMED ANNUAL
                                                  NUMBER       OPTIONS                               RATES OF STOCK PRICE
                                                 OF SHARES   AWARDED TO   EXERCISE                     APPRECIATION FOR
                                                UNDERLYING    EMPLOYEES    OR BASE                        OPTION TERM
                                                  OPTIONS     IN FISCAL   PRICE PER  EXPIRATION   ---------------------------
SECURITIES AWARDED TO                             AWARDED       YEAR        SHARE      DATE(2)         5%            10%
----------------------------------------------  -----------  -----------  ---------  -----------  ------------  -------------
M. Farooq Kathwari............................     500,000        46.57%    31.7500     9/17/07   $  8,752,335  $  21,557,420
                                                   500,000        46.57%    41.2750     9/17/07      3,989,835     16,794,920
Thomas Swanston...............................       1,000         0.09%    27.3125     8/06/07         15,054         37,083
                                                     1,500         0.14%    49.0000     6/15/08         40,523         99,809
Lenora W. Kirkley.............................       2,000         0.19%    27.3125     8/06/07         30,109         74,166
                                                     1,500         0.14%    49.0000     6/15/08         40,523         99,809
Craig W. Stout................................       1,500         0.14%    49.0000     6/15/08         40,523         99,809
Margaret McLinden.............................       1,500         0.14%    27.3125     8/06/07         22,581         55,625
                                                     1,500         0.14%    49.0000     6/15/08         40,523         99,809

------------------------

(1) All stock options reported in this table were granted pursuant to the 1992 Stock Option Plan--see "Employee Stock Plans".

(2) Expires the earlier of the date indicated or 90 days after the participants' employment with the Company is terminated for any reason.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
  OPTIONS/WARRANTS VALUE TABLE

    The following table sets forth information concerning the number of unexpired Incentive Options, 1992 Stock Options and Management Warrants outstanding as of the end of fiscal 1998, and the value of any unexercised in-the-money Incentive Options, 1992 Stock Options and Management Warrants outstanding at such time (assuming a stock price of $49.875 per share at June 30, 1998), held by the named executive officers.

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING                VALUE OF
                                                              UNEXERCISED INCENTIVE        UNEXERCISED IN-THE-MONEY
                                                                     OPTIONS            INCENTIVE OPTIONS, MANAGEMENT
                                                               MANAGEMENT WARRANTS         WARRANTS AND 1992 STOCK
                                                             AND 1992 STOCK OPTIONS                OPTIONS
                              SHARES ACQUIRED    VALUE          AT JUNE 30, 1998               AT JUNE 30, 1998
                                ON EXERCISE     REALIZED    EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
                              ---------------  ----------  ---------------------------  ------------------------------
M. Farooq Kathwari
  Exercisable...............        --             --                  550,159                  $   22,577,606
  Unexercisable.............        --             --                1,257,143                      23,873,214
Thomas Swanston
  Exercisable...............        10,000     $  503,375                1,125                          40,828
  Unexercisable.............        --             --                    4,375                          85,797
Lenora W. Kirkley
  Exercisable...............           533         16,057                8,500                         336,375
  Unexercisable.............        --             --                    7,000                         169,250
Craig W. Stout
  Exercisable...............         1,800         53,843               14,436                         615,242
  Unexercisable.............        --             --                    4,750                         113,969
Margaret McLinden
  Exercisable...............         7,800        324,293               14,752                         620,966
  Unexercisable.............        --             --                    6,000                         113,969

EMPLOYEE STOCK PLANS

    The Company has issued options to purchase shares of Common Stock pursuant to the 1992 Stock Option Plan and an Incentive Stock Option Plan and has issued warrants to purchase shares of Common Stock to certain key members of management. See NOTE 8 to "Notes to Consolidated Financial Statements." The Company has registered shares of Common Stock issuable upon exercise of such options and warrants in the near future.

RETIREMENT AND 401(K) SAVINGS PLAN

    Ethan Allen established the Ethan Allen Profit Sharing and 401(k) Retirement Plan (the "Plan"), effective July 1, 1994 as a result of the merger of the Profit Sharing and 401(k) Plans. The Plan covers all employees who have completed at least one year of service.

    The 401(k) aspect of the Plan allows participants to defer up to 15% of their compensation, subject to certain statutory limitations. The Company contributes $0.50 for each $1.00 of a participant's before tax contribution, up to a maximum of $1,000 (effective January 1, 1998) annually. During fiscal year 1997, the Company made a contribution of $600 (as of December 31, 1997) to the 401(k) aspect of the Plan for each of the above named executive officers.

    The Profit Sharing portion of the Plan is a defined contribution plan. Contributions to the Plan can only be made by the Company and are at the discretion of the Company. Contributions are allocated among all members in the same ratio as their covered remuneration bears to that of all members.

    The Plan is the primary vehicle for providing retirement income to Ethan Allen employees.

    Prior to July 1, 1996, members in the Profit Sharing portion of the Plan who were under the age of 55 vested annually in 20% increments starting upon their third year of service and continuing until the end of the seventh year of service when they become fully vested. All Plan members age 55 and over were 100% vested regardless of their years of service. Effective July 1, 1996, all Plan members are 100% vested in their Profit Sharing balances. Plan members continue to be 100% vested in their 401(k) accounts.

    The Plan is administered by Ethan Allen Inc. with American Century Services, Inc. as Investment Manager and Recordkeeper. Investments offered include a capital preservation fund, five mutual funds, three strategic allocation funds, employer common stock and a personal choice option. The investments are employee directed and qualify under Section 404c.

    As of June 30, 1998, the estimated net present aggregate value of contributions to the retirement programs for the above named executive officers were: M. Farooq Kathwari $308,817, Thomas Swanston $6,774, Lenora W. Kirkley $17,421, Craig W. Stout $37,886 and Margaret McLinden $53,775.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors is responsible for (i) reviewing and making determinations with regard to the employment arrangements, and compensation for the Chief Executive Officer, President and Chief Financial Officer or Treasurer and (ii) considering and accepting, modifying or rejecting the Chief Executive Officer's recommendations as to incentive compensation for executives and employees. The Compensation Committee met two times in fiscal 1998. The Compensation Committee reviews and approves the remuneration arrangements for the officers and directors of the Company, and reviews and recommends new executive compensation or stock plans in which the officers and/or directors are eligible to participate, including the granting of stock options and restricted stock awards. The members of the Compensation Committee are Mr. Edward H. Meyer and Ms. Kristin Gamble. Prior to his passing away, Mr. Steven A. Galef also served on the Compensation Committee.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

    The Compensation Committee's goals in establishing compensation levels and administering executive compensation plans are (1) to attract and retain high quality managerial and executive talent, (2) to reward executives for superior performance and (3) to structure appropriate incentives for executives to produce sustained superior performance in the future. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Generally, in formulating the compensation arrangements for executives other than the Chief Executive Officer, the Compensation Committee solicits recommendations from its Chief Executive Officer, which it considers, modifies and/or approves.

SALARY

    The Compensation Committee establishes base salaries at levels that reflect the Compensation Committee's subjective assessment of prevailing salary levels among the companies with which it believes the Company competes for executive talent, as well as companies in the Company's industry generally.

BONUSES

    For fiscal 1998, the Company's Compensation Committee observed a cash bonus program (the "Bonus Program") for managerial employees of the Company. The Bonus Program had two components: (i) an aggregate of $1,858,000 in cash to be distributed to managerial employees other than Mr. Kathwari in amounts recommended by Mr. Kathwari, and (ii) as to Mr. Kathwari an amount determined in accordance with the New Employment Agreement. In light of the Company's performance for fiscal year 1998, the Committee recommended and agreed to a bonus of $1,670,000.

STOCK OPTIONS AND RESTRICTED STOCK AWARDS

    Stock options granted at 100% of the stock's market value on the date of grant are currently the Company's sole long term compensation vehicle. The Compensation Committee believes that stock options align the interest of management with those of the Company's stockholders and provide appropriate incentives to motivate executives to provide increased returns for stockholders. In determining the size of individual option grants, and restricted stock awards, the Compensation Committee considers the aggregate number of shares available, which is in turn a function of the levels of stockholders' dilution, the number of shares previously authorized by stockholders remaining available for grants of options and awards and the number of individuals to whom it wishes to award stock options and restricted stock awards. The Compensation Committee also considers the range of potential compensation levels that may be yielded by the options. Furthermore, the Compensation Committee considers the size of option grants awarded by those companies with which it believes the Company competes for executives, especially within the home furnishings industry. The Compensation Committee reserves the discretion to consider any factors it considers relevant, and to give all factors considered the relative weight it considers appropriate under the circumstances then prevailing, in reaching its determination regarding the size and timing of option grants and restricted stock awards.

COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER FOR FISCAL 1998

    As of July 1, 1994, Mr. Kathwari and the Company entered into an employment agreement (the "Prior Employment Agreement"), which was revised and extended as of July 1, 1997 (as revised, the "New Employment Agreement"). Pursuant to the New Employment Agreement, the Company has agreed to employ Mr. Kathwari as Chairman, Chief Executive Officer and President of the Company and Ethan Allen for a period of five years commencing July 1997 with two one-year extensions exercisable with the agreement of Mr. Kathwari and the Company. Pursuant to the terms of the New Employment Agreement, Mr. Kathwari will receive a base salary of $700,000 per year, subject to increase annually upon the review and recommendation of the Compensation Committee, with automatic annual cost-of-living increases.

    Under the terms of the Prior Employment Agreement, Mr. Kathwari was entitled to an annual incentive bonus based on the Company's EBITDA (as described in the Prior Employment Agreement). For the first twelve month period of Mr. Kathwari's Prior Employment Agreement, if the Company's EBITDA was less than $53 million, he received no incentive bonus. If the Company's EBITDA equaled $53 million, he was paid an incentive bonus of $135,000. If the Company's EBITDA exceeded $53 million, his incentive bonus was increased proportionately up to an amount equivalent to his base salary, payable when EBITDA equaled or exceeded $90 million; however, his incentive bonus did not exceed $450,000 for the first twelve month period. This incentive bonus and bonus ceiling arrangement were subject to modification annually based upon the Company's EBITDA projections or upon agreement of the Compensation Committee and Mr. Kathwari. For fiscal 1997, an aggregate bonus of $819,000 was paid to Mr. Kathwari, as agreed to by Mr. Kathwari and the Compensation Committee.

    Pursuant to the terms of the New Employment Agreement, Mr. Kathwari will be entitled to an annual incentive bonus based upon the Company's Operating Income (as described in the New Employment Agreement). If the Company's Operating Income is $40 million or less, he will receive no incentive bonus. If the Company's Operating Income exceeds $40 million, his incentive bonus will be equal to 2% of the amount by which Operating Income exceeds $40 million. This Operating Income threshold will be increased after fiscal 1998 by 10% each year. In addition, in the event the Company consummates a major acquisition, the Company and Mr. Kathwari have agreed that they will negotiate in good faith for an appropriate revision to this threshold in order to properly implement its purposes.

    Under the Prior Employment Agreement, Mr. Kathwari was to receive during the term of employment ten-year stock options to acquire 60,000 shares at an exercise price equal to the then current market price, resulting in total stock options to Mr. Kathwari to acquire 300,000 shares of Common Stock during the term of the Prior Employment Agreement. Generally, one-third of each stock option was to vest each year following the grant. Pursuant to action of the Compensation Committee on August 8, 1995, that grant has been amended so that all remaining stock options were granted as of that date at an exercise price equal to the market price as of August 8, 1995. Generally, one seventh of the total original grant shall vest as of July 27, 1994 and each of the next six years. Pursuant to the two-for-one split of the Company's Common Stock on September 2, 1997, this option was converted to an option to purchase 600,000 shares. Pursuant to the New Employment Agreement, Mr. Kathwari was granted, as of September 19, 1997, an option to purchase 1,000,000 additional shares, of which the option to purchase 500,000 shares will be exercisable at the then current market price for the Common Stock at the date of grant and the option to purchase the remaining 500,000 shares will be exercisable at a 30% premium to the then current market price for the Common Stock at the date of grant. The option to purchase 500,000 shares which has an exercise price equal to the value of the stock on September 19, 1997, and the option to purchase 500,000 shares which has an exercise price equal to 130% of the value of the stock on September 19, 1997, will each vest at a rate of one-third each year following the grant. The options are granted pursuant to the Company's 1992 Stock Option Plan.

    Under the Prior Employment Agreement, Mr. Kathwari received during the term thereof each year as of July 27, 1994, and each successive July 1, up to and including July 1, 1997, 10,000 shares of "restricted" stock, and he received on July 1, 1998, pursuant to the two-for-one split of the Company's Common Stock on September 2, 1997, 20,000 shares of "restricted" stock, for a total of up to 100,000 shares (as adjusted for the stock split) under the Prior Employment Agreement. Pursuant to the New Employment Agreement, the Company will establish a book account for Mr. Kathwari, which will be credited with 14,000 Stock Units as of July 1 of each year, commencing July 1, 1997, for a total of up to 70,000 Stock Units over the term of the New Employment Agreement, with an additional 14,000 Stock Units to be credited in connection with each of the two one-year extensions. Following the termination of Mr. Kathwari's employment, Mr. Kathwari will receive shares of Common Stock equal to the number of Stock Units credited to the account. During the period in which Stock Units are credited to the account, Mr. Kathwari will receive dividend equivalent payments in cash equal to the dividends payable on the shares of Common Stock represented by the Stock Units. The options and the restricted stock will become fully vested upon the occurrence of a Change in Control of the Company (as defined in the New Employment Agreement).

    In the event Mr. Kathwari's employment with the Company is terminated by reason of death or disability, he (or his estate) will receive his base salary plus his bonus through the end of the year, along with any deferred compensation, unreimbursed expenses, insurance proceeds and other payments in accordance with Company practices. If Mr. Kathwari's employment is terminated by the Company without "cause" or by Mr. Kathwari "for good reason", he will receive the same his base salary through the end of the term of the agreement, a payment equal to the lesser of $1 million or the bonus payments for two years calculated by reference to the highest bonus previously paid to him, and he will be entitled to settlement of the Stock Unit awards in Common Stock through the remainder of the full term of the New Employment Agreement and stock options, exercisable within three years after termination. If Mr. Kathwari's employment is terminated by the Company for "cause" or voluntarily by Mr. Kathwari, he will receive his base salary and bonus prorated through the date of termination, along with any deferred compensation, unreimbursed expenses or any other payment in accordance with Company practices. In connection with each of the foregoing termination payments, Mr. Kathwari will be reimbursed for certain excise and other taxes he is required to pay in respect of such payments. In fiscal 1998, Mr. Kathwari received $700,000 in base salary, which represented a $150,000 increase from the prior fiscal year and was consistent with the terms of the New Employment Agreement. Mr. Kathwari also received an annual incentive bonus in fiscal 1998 of $1,670,000, dividend income of $1,540 from the Stock Units and was deemed to have received $556,800 from the vesting of shares of "restricted" stock. The incentive bonus and dividend income from the Stock Units were paid pursuant to the terms of the New Employment Agreement and the recommendation of the Compensation Committee as described in the paragraph entitled "Bonuses" above. In fiscal 1997, Mr. Kathwari received $550,000 in base salary, which represented a $75,000 increase from the prior fiscal year and was the increase required under the terms of the Prior Employment Agreement. Mr. Kathwari also received an annual incentive bonus in fiscal 1997 of $819,000. The incentive bonus was paid pursuant to the terms of the Prior Employment Agreement and calculated based on the formula set out in the paragraph entitled "Bonuses" above.

    The New Employment Agreement is effective through June 30, 2002, although it may be extended for two additional one-year terms at the mutual agreement of Mr. Kathwari and the Company. To assist in developing the terms of the New Employment Agreement, the Compensation Committee retained an independent compensation consultant, and met with such consultant over a period of three months. In determining the level of compensation appropriate for Mr. Kathwari, the Compensation Committee reviewed employment contracts of chief executive officers in companies in the home furnishings industry of a size and complexity comparable to the Company. In addition, the Compensation Committee and Mr. Kathwari agreed to include a substantial incentive component in the New Employment Agreement. As a result, the large part of Mr. Kathwari's potential compensation is in the form of incentive stock options, restricted stock awards, and a bonus based on the Company's performance.

TAX POLICY

    Section 162(m) of the Code limits deductibility of annual compensation in excess of $1 million paid to the Company's Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as "performance based compensation." The Company is submitting the amendment of the Company's 1992 Stock Option Plan to stockholders, to allow awards thereunder to qualify under the "performance-based compensation" requirements. The Company is also submitting the Incentive Performance Bonus Provisions of the New Employment Agreement to stockholders to allow the bonus to comply with the "performance-based compensation" requirements. Finally, the stock unit awards under the New Employment Agreement are being structured to satisfy the requirements for deductibility.

    Although the Compensation Committee will continue to consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company may enter into compensation arrangements under which payments are not deductible under Section 162(m).

CONCLUSION

    The Compensation Committee believes that long-term stockholder value is enhanced by corporate and individual performance achievements. Through the plans described above, a significant portion of the Company's executive compensation is based on corporate and individual performance, as well as competitive pay practices. The Compensation Committee believes equity compensation, in the form of stock options, restricted stock, and stock units is vital to the long-term success of the Company. The Compensation Committee remains committed to this policy, recognizing that the competitive market for talented executives and the cyclical nature of the Company's business may result in highly variable compensation for a particular time period.

                                EDWARD H. MEYER
                                 KRISTIN GAMBLE

                        COMPARATIVE COMPANY PERFORMANCE

    The following line graph compares cumulative total shareholder return for the Company with a performance indicator of the overall stock market, the Standard & Poor's 500 Index, and an industry index, the Peer Issuer Group Index, assuming $100 was invested on March 16, 1993. Ameriwood Industries International Corp., a company whose stock was part of the Peer Issuer Group Index, has been excluded because its stock is no longer listed on a U.S. stock exchange.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       AMONG ETHAN ALLEN INTERIORS INC.,
                       THE S&P 500 INDEX AND A PEER GROUP

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

              COMPARISON OF 5 YEAR CUMULATIVE TOTLA
                             RETURN

                      Anomg Ethan Allen Interiors Inc.
                    The S&P 500 Index and a Peer Group
                                                                               Ethan Allen Interiors
                          Standards & Poor's 500 Index   Peer Issuer Group                      Inc.
3/16/93                                            100                 100                       100
6/30/94                                            101                 102                       107
6/30/95                                            128                 101                        93
6/30/96                                            161                 124                       129
6/30/97                                            217                 172                       299
6/30/98                                            282                 207                       526

                                                                3/16/93      6/30/94      6/30/95      6/30/96      6/30/97
                                                              -----------  -----------  -----------  -----------  -----------
Standard & Poor's 500 Index.................................         100          101          128          161          217
Peer Issuer Group...........................................         100          102          101          124          172
Ethan Allen Interiors Inc...................................         100          107           93          129          299

                                                                6/30/98
                                                              -----------
Standard & Poor's 500 Index.................................         282
Peer Issuer Group...........................................         207
Ethan Allen Interiors Inc...................................         526

ASSUMES $100 INVESTED ON MARCH 16, 1993 IN COMPANY COMMON STOCK, STANDARD & POOR'S 500 INDEX (1), AND PEER ISSUER GROUP INDEX (2), AND REINVESTMENT OF DIVIDENDS

------------------------

(1) Standard & Poor's 500 Index

(2) Peer Issuer Group which includes Bassett Furniture Industries, Inc.; Bush Industries, Inc.; Chromcraft Revington, Inc.; DMI Furniture, Inc.; Flexsteel Industries, Inc.; Furniture Brands International, Inc.; Haverty Furniture Companies, Inc.; Heilig-Meyers Co.; La-Z Boy Inc.; LADD Furniture Inc.; Legett & Platt, Inc.; Pier 1 Imports Inc.; and Pulaski Furniture Corp.

The returns of each company have been weighted according to each Company's market capitalization.

                                   PROPOSAL 3
                    AMENDMENT TO THE 1992 STOCK OPTION PLAN

GENERAL

    Since the Company's adoption of the 1992 Stock Option Plan (the "Stock Option Plan") on March 23, 1993, and as of the Record Date, the Company has granted 2,278,900 stock options to employees and directors of the Company, 2,068,380 of which remain outstanding. As of the Record Date, there were 1,381,498 shares of Common Stock available for grant under the Stock Option Plan. Accordingly, in order to continue to implement the Company's policy of providing equity incentives to its employees and directors and to provide greater flexibility in making awards under the Stock Option Plan, the Board of Directors has approved an amendment to the Stock Option Plan to provide for an additional Formula Option (as defined in the Stock Option Plan) for 3000 shares of Common Stock to each Independent Director (as defined in the Stock Option
Plan) with an exercise price of $41.0625, the closing price of the Common Stock on August 5, 1998 when the options were considered by the Board of Directors. Approval of this amendment requires the affirmative vote of a majority of the shares of Common Stock issued and outstanding and entitled to vote on the election of directors, and if the amendment does not receive such approval, it will not take effect.

PURPOSE

    Stock options and SARs are awarded under the Stock Option Plan for the purpose of increasing stockholder value, advancing the interests of the Company, strengthening the Company's ability to attract and retain the services of experienced and knowledgeable independent directors, enhancing the Company's ability to attract, retain and motivate employees, and providing such directors and employees with an opportunity to acquire an equity interest in the Company.

SHARES SUBJECT TO THE STOCK OPTION PLAN

    Subject to adjustment in the event of certain transactions involving the Company, up to 580,199 shares of Common Stock were reserved for issuance under the Stock Option Plan on the date of its inception, an additional 600,000 shares of Common Stock were reserved for issuance on November 4, 1996 and an additional 1,300,000 shares of Common Stock were reserved for issuance on November 18, 1997, for a total of 3,660,398 shares of Common Stock, after giving effect to the two-for-one split of the Company's Common Stock on September 2, 1997. As of the Record Date, there were 1,381,498 shares of Common Stock available for grant under the Stock Option Plan. If an award granted under the Stock Option Plan expires or is terminated without having been exercised in full, the shares of Common Stock subject to the award but not delivered are available again for awards under the Stock Option Plan.

WHO MAY PARTICIPATE IN THE STOCK OPTION PLAN

    Directors and employees of the Company are eligible to receive awards pursuant to the terms of the amended Stock Option Plan. Each Independent Director of the Company is currently entitled to receive Formula Options to purchase 2,500 shares of Common Stock upon his or her appointment to the Board of Directors, subject to the terms and conditions contained in the Stock Option Plan. The number of options and SARs granted to directors and employees under the Stock Option Plan is determined by the Committee. The Committee determines which individuals will be granted options and SARs, the number of shares to be optioned and other terms and conditions applicable to the grants.

    The stockholders are being asked to approve a provision which will provide for an additional Formula Option (the "New Options") for 3,000 shares of Common Stock to each Independent Director. The New Options would be granted at an exercise price of $41.0625, the closing price of the Common Stock on August 5, 1998, when the New Options were considered by the Board of Directors. The other terms of the New Options would be substantially the same as the existing Formula Options. The New Options would have a term of ten years from the date of grant, subject to earlier termination in the event the Independent Director's service to the Company is terminated, and would vest 50% on the first anniversary of the grant and 50% on the second anniversary of the grant.

    Options granted under the Stock Option Plan may be either incentive stock options as defined in Section 422 of the Code or non-qualified stock options. Incentive stock options may be granted only to employees of the Company and its subsidiaries (as described in the Stock Option Plan) and are subject to the limitation that the aggregate fair market value (determined as of the time the option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all option plans of the Company) will not exceed $100,000. Options that do not meet these requirements will be treated as non-qualified stock options.

    The purpose of this amendment to the Stock Option Plan is to promote the interests of the Company and its stockholders by increasing the proprietary and vested interest of Independent Directors in the Company.

EXERCISE OF AWARDS; EXERCISE PRICE; TERMINATION OF AWARDS

    Awards granted pursuant to the Stock Option Plan are evidenced by agreements in such form as the Committee may from time to time establish. Generally, each agreement states the number of shares covered thereby, the exercise price (which will not be less than the closing price of the Common Stock on the NYSE on the date of grant of the options), the time or times during which each award is exercisable, the expiration date of the award, the form of payment which may be used upon exercise of a stock option and whether a stock option is an incentive stock option or a non-qualified stock option. Options granted under the Stock Option Plan vest at a rate determined by the Committee. Formula options vest at a rate of 50% on each anniversary of the date of the grant. On the Record Date, the closing price of the Common Stock on the NYSE was $39.6875 per share.

    An award may be exercised in whole or in part (but for the purchase of whole shares only) from time to time by written notice to the Chief Executive Officer of the Company or his appointees which states the number of shares being exercised. Subject to the terms of the option agreement executed by the holder, payment of the option price may be made in cash, check or in outstanding shares of Common Stock (valued as of the date of exercise) or in a combination of such methods and must accompany the exercise notice. The exercise date of an option is the date elected by the optionee, but not earlier than the date on which the Company receives the notice from the optionee.

    Neither an optionee nor any person holding an SAR has any privileges as a stockholder of the Company with respect to any shares of Common Stock subject to an award under the Stock Option Plan until the date of issuance of a stock certificate.

    Awards under the Stock Option Plan expire the earlier of 10 years from the date of grant or 90 days after termination of employment, except as otherwise provided by the terms of the award.

    All outstanding options and SARs become immediately exercisable if a Business Combination (as defined in Article Fifth of the Company's Certificate of Incorporation) occurs and is consummated and the disinterested directors of the Company either do not approve such Business Combination in accordance with Article Fifth, or do approve such Business Combination and so authorize such immediate exercisability in connection with such Business Combination.

DURATION OF THE STOCK OPTION PLAN; AMENDMENT; CERTAIN TRANSACTIONS

    The Stock Option Plan will remain in effect as long as any awards that were made under it remain outstanding. However, no awards could be granted under the Stock Option Plan after October 24, 2007. The Stock Option Plan may be amended or terminated by the Board at any time, except that no such amendment or termination may alter or impair the rights of a participant under any award made prior to such amendment or termination without the consent of the participant.

    If the Common Stock is changed by reason of a Stock Split, stock dividend or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, the Committee will make such adjustments in the number and class of shares of stock with respect to which awards may be granted under the Stock Option Plan as will be equitable and appropriate in order to make such awards, as nearly as may be practicable, equivalent to such awards immediately prior to such change. A corresponding adjustment changing the number and class of shares allocated to, and the exercise price of, each award or portion thereof outstanding at the time of such change will likewise be made. In the case of incentive stock options, no adjustment will be made if such adjustment (i) would constitute a modification, extension or renewal of such incentive stock options within the meaning of Sections 422 and 425 of the Code, or (ii) would, under Section 422 of the Code, be considered as the adoption of a new plan requiring stockholder approval.

ADMINISTRATION

    The Stock Option Plan is to be administered by the Compensation Committee, or such other committee of the Board of Directors as the Board may determine (the "Committee"). Subject to the provisions of the Stock Option Plan, the Committee has all powers with respect to the administration of the Stock Option Plan, including without limitation, full power and authority to interpret the provisions of the Stock Option Plan and any agreement executed thereunder and to resolve all questions arising under the Stock Option Plan.

ASSIGNMENT; DEATH OF HOLDER

    The Stock Option Plan provides that, except as otherwise provided by the Committee, an award is exercisable only by the holder and is not assignable or transferable during the lifetime of a holder. If the holder dies, his or her award is thereafter exercisable (during the period specified in "Exercise of Awards; Exercise Price; Termination of Awards" above) by his or her executors or administrators to the full extent to which such award was exercisable by the holder at the time of his or her death.

OPTIONS AND SARS GRANTED

    During the period from the inception of the Stock Option Plan through the Record Date, Mr. Kathwari, Mr. Swanston, Ms. Kirkley, Mr. Stout and Ms. McLinden have been granted 1,650,000, 15,500, 10,500, 11,000, and 11,000 stock options, respectively; all current executive officers, as a group, have been granted 1,698,000 stock options; all current directors who are not executive officers, as a group, have been granted 80,000 stock options; and all employees, including all current officers who are not executive officers, as a group, have been granted 2,198,900 stock options. No SARs have been awarded under the Stock Option Plan. A total of 67,926 stock options have been forfeited.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summarizes the federal income tax consequences to participants who may receive awards under the Stock Option Plan. This description of tax consequences is based upon present federal tax laws and regulations.

    NON-QUALIFIED STOCK OPTIONS. The grant of a non-qualified stock option to an optionee will not itself be a taxable event, and the optionee will not be subject to any income tax consequences with respect to such option unless and until the option is exercised. Upon the exercise of a non-qualified stock option, the optionee will generally recognize ordinary compensation income equal to the "spread" between the exercise price and the fair market value of the Common Stock on the date of exercise, and the Company generally will be entitled to a corresponding deduction. Upon a subsequent disposition of the Common

Stock, the optionee will recognize a short-term or long-term capital gain or loss equal to the difference between the fair market value of the shares on the date of exercise and the fair market value at disposition, depending on the length of time the shares are held.

    INCENTIVE STOCK OPTIONS. The grant of an incentive stock option to an employee will not itself be a taxable event. However, in contrast to the exercise of a non-qualified stock option, the exercise of an incentive stock option will not cause an optionee to recognize taxable income for regular income tax purposes. If the optionee holds the shares acquired upon exercise of the incentive stock option for a minimum of two years from the date of the grant of the incentive stock option and for at least one year after exercise, any gain realized by the optionee on the subsequent sale of such shares will be treated as long-term capital gain. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. If the shares are sold or otherwise disposed of prior to the expiration of such periods, then the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise over the amount paid for such shares, and the Company generally will be entitled to a corresponding deduction. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

    The excess of the fair market value on the date of exercise of an incentive stock option over the exercise price is an adjustment which increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. In determining the amount of gain or loss recognized on the later disposition of stock acquired pursuant to the exercise of an incentive stock option, the tax basis of the stock for alternative minimum tax purposes (but not regular tax purposes) is increased by the excess of the fair market value of the stock over the option price at the time of exercise.

    STOCK APPRECIATION RIGHTS. An employee will not realize taxable income at the time of the grant of an SAR. Upon exercise, however, the employee will generally realize ordinary income in the amount that the fair market value of the Common Stock on the date of exercise exceeds its fair market value on the date of grant. The Company generally will be entitled to a corresponding deduction in the year of exercise.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE STOCK OPTION PLAN, WHICH IS DESIGNATED AS PROPOSAL NO. 3 ON THE ENCLOSED PROXY CARD.

                                   PROPOSAL 4
            INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has approved, subject to stockholder approval at the 1998 Annual Meeting of Stockholders, an increase in the number of authorized shares of common stock, par value $0.01 per share ("Common Stock"), from 70,000,000 to 150,000,000. The Company's Certificate of Incorporation currently authorizes the issuance of 70,000,000 shares of Common Stock. As of September 25, 1998, the record date for the 1998 Annual Meeting, 27,561,774 shares of Common Stock were outstanding and 1,381,498 shares of Common Stock were reserved for issuance under the Company's stock option plans and warrant agreements.

    The Board has proposed the authorization of an additional 80,000,000 shares of Common Stock for a variety of corporate purposes including: to obtain financing and consummate acquisitions and other programs to facilitate expansion and growth, stock splits or dividends, the Shareholder Rights Plan and stock options and other employee benefit plans. Currently, there are no plans for the use of any of the additional authorized shares in the immediate future. If this proposal is not approved and the need arises in the future to issue additional common stock, there may not be sufficient time to call a stockholders' meeting to approve an amendment to the Certificate of Incorporation.

    Authorized but unissued shares may be issued at such time or times, to such person or persons and for such consideration as the Board of Directors determines to be in the best interests of the Company, without further authorization from the stockholders except as may be required by the rules of the NYSE or any stock exchange on which the Common Stock is listed. The authorization of additional shares of Common Stock will not, by itself, affect the rights of holders of existing shares. Depending on the circumstances, issuance of additional shares of Common Stock could affect the existing holders of shares by diluting the voting power of the outstanding shares. The stockholders do not have pre-emptive rights to purchase additional shares of Common Stock, nor will they as a result of this proposal.

    The Board of Directors has unanimously adopted a resolution authorizing the amendment of the Certificate of Incorporation to increase the authorized shares and directing that the amendment be submitted to the stockholders for their consideration. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on September 25, 1998 will be required to approve the amendment.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 150,000,000 WHICH IS DESIGNATED AS PROPOSAL NO. 4 ON THE ENCLOSED PROXY CARD.

                                 OTHER MATTERS

PROXY SOLICITATION EXPENSE

    The expense of the proxy solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation also may be made by telephone, telegraph or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for any such solicitation. The Company has engaged Morrow & Company, a professional proxy solicitation firm, to provide customary solicitation services for a fee of $5,000 plus expenses. The Company does not anticipate that the costs and expenses incurred in connection with this proxy solicitation will exceed those normally expended for a proxy solicitation for those matters to be voted on in the Annual Meeting. The Company will, upon request, reimburse brokers, banks and similar organizations for out-of-pocket and reasonable clerical expenses incurred in forwarding proxy material to their principals.

STOCKHOLDER PROPOSALS

    Proposals of stockholders must be received in writing by the Secretary of the Company no later than 120 days in advance of the first anniversary of the date of the mailing of this proxy statement in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders.

    If a stockholder desires to submit a proposal for consideration at the 1999 Annual Meeting of Stockholders, written notice of such stockholder's intent to make such a proposal must be given and received by the Secretary of the Company at the principal executive offices of the Company either by personal delivery or by United States mail not later than June 3, 1999. Each notice must describe the proposal in sufficient detail for the proposal to be summarized on the agenda for the Annual Meeting of Stockholders and must set forth: (i) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to present such proposal; and (iii) the class and number of shares of the Company which are beneficially owned by the stockholder. In addition the notice must set forth the reasons for conducting such proposed business at the Annual Meeting of Stockholders and any material interest of the stockholder in such business. The presiding officer of the Annual Meeting of Stockholders will, if the facts warrant, refuse to acknowledge a proposal not made in compliance with the foregoing procedure, and any such proposal not properly brought before the Annual Meeting of Stockholders will not be considered.

OTHER BUSINESS

    The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those enumerated in the Company's Notice enclosed herewith. If any other matters do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion. Any such other matters will require for its approval the affirmative vote of the majority in interest of the stockholders present in person or by proxy at the Annual Meeting where a quorum is present, or such greater vote as may be required by the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-laws or the General Corporation Law of the State of Delaware.

                                          By order of the Board of Directors,

                                          Roxanne Khazarian
                                          Secretary

Ethan Allen Interiors Inc.
Ethan Allen Drive
Danbury, Connecticut 06811
October 2, 1998

    Each stockholder, whether or not he or she expects to be present in person at the Annual Meeting, is requested to MARK, SIGN, DATE and RETURN THE ENCLOSED PROXY CARD in the accompanying envelope as promptly as possible. A stockholder may revoke his or her proxy at any time prior to voting.

                           ETHAN ALLEN INTERIORS INC.
                               ETHAN ALLEN DRIVE
                           DANBURY, CONNECTICUT 06811
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ETHAN ALLEN
                                 INTERIORS INC.

    The undersigned hereby appoints the Chairman of the Board, President and Chief Executive Officer, M. Farooq Kathwari and Directors, Horace G. McDonell and Edward H. Meyer, of Ethan Allen Interiors Inc. (the "Company") and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of the Company held of record by the undersigned on September 25, 1998 at the annual meeting of shareholders to be held November 16, 1998 or any adjournment thereof.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1-4.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

    PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1-4

                                                                               For All
                                                 For         Withhold          Except
                                                 All            All           As Noted
1. Election of Directors--                          / /            / /              / /
 NOMINEES: Clinton A. Clark, Kristin
 Gamble, and Edward H. Meyer.
-------------------------------------------
(EXCEPT NOMINEES WRITTEN ABOVE)

                                                 For          Against          Abstain
2. Proposal for ratification of KPMG Peat           / /            / /              / /
 Marwick as Independent Auditors for the
 1999 fiscal year.
                                                 For          Against          Abstain
3. Proposal to approve an Amendment to the          / /            / /              / /
 1992 Stock Option Plan to award options to
 purchase 3,000 shares of Common Stock to
 the Independent Directors.
4. Proposal to approve an Amendment to the          / /            / /              / /
 Certificate of Incorporation to increase
 the number of authorized shares of Common
 Stock from 70,000,000 to 150,000,000.
5. To vote upon such other business as may
 properly come before the meeting.

                                             PLEASE SIGN EXACTLY AS YOUR NAME
                                             APPEARS ON YOUR SHARE CERTIFICATES.
                                             WHEN SHARES ARE HELD BY JOINT
                                             TENANTS, BOTH SHOULD SIGN. WHEN
                                             SIGNING AS ATTORNEY, EXECUTOR,
                                             ADMINISTRATOR, TRUSTEE OR GUARDIAN,
                                             PLEASE GIVE YOUR FULL TITLE AS
                                             SUCH. IF A CORPORATION, PLEASE SIGN
                                             IN FULL CORPORATE NAME BY PRESIDENT
                                             OR OTHER AUTHORIZED OFFICER. IF A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AUTHORIZED
                                             PERSON.

                                             ___________ Dated ___________, 1998
                                             Signature
                                             ___________ Dated ___________, 1998
                                             Signature If Jointly Held